Exhibit 5.1

Suite 3000 79 Wellington Street West Box 270, TD Centre Toronto, Ontario Canada M5K 1N2 tel 800.505.8679 fax 416.865.7380 www.torys.com March 15, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Re:	GERDAU AMERISTEEL CORPORATION
Dear Sirs/Mesdames:
We have acted as counsel to Gerdau Ameristeel Corporation (the “Corporation”) in connection with the filing on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) with respect to the common shares of the Corporation (the “Shares”) issuable upon the exercise of options pursuant to the Corporation’s Amended and Restated Long-Term Incentive Plan (the “Plan”).
We have made such investigations and examined originals or copies certified or otherwise identified to our satisfaction of such documents, records and certificates of the Corporation as we have considered necessary or relevant for the purposes of this opinion.
For purposes of this opinion, we have assumed with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies and the legal capacity of all individuals who have executed any of such documents.
Based and relying upon and subject to the foregoing we are of the opinion that the Shares have been duly authorized and when issued, delivered and paid for in accordance with the Plan, will be validly issued, fully paid and non-assessable.
The foregoing opinion is limited to the laws of Ontario and the Federal laws of Canada applicable therein.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.
Yours very truly,
/s/  TORYS LLP